Exhibit 99.2

Red Robin Announces Stephen E. Carley Will Be Appointed Chief Executive Officer

Greenwood Village, Colo. — August 12, 2010 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB) today announced that Stephen E. Carley will be appointed Chief Executive Officer, effective September 13, 2010 or such earlier date as may be agreed upon by the Company and Mr. Carley, implementing the planned succession of Dennis Mullen. Mr. Carley will also be appointed to the Board of Directors as of such date. Mr. Carley has significant experience in the restaurant, food-service and consumer products industries, including serving as the Chief Executive Officer and President of El Pollo Loco Inc. since April 2001.

“The Red Robin Board of Directors is pleased that Steve is joining the Company. Steve brings relevant restaurant and management experience to our team and we look forward to his future contributions to the Company,” said Pattye Moore, Red Robin’s Board Chair.

“I am pleased to join the Red Robin team. This is a great brand that has a unique position among consumers. I am looking forward to working with the board and the entire management team to continue Red Robin’s growth and focus on delivering fun and memorable dining experiences in an exciting, high-energy, family-friendly atmosphere,” said Stephen E. Carley.

Prior to El Pollo Loco, Mr. Carley served in various capacities, including various senior management positions at Taco Bell Corporation. Earlier in his career, he served as President of Universal Studios Hollywood Theme Park and Citywalk, a division of Universal Studios, Inc, and spent several years in brand management and operations with General Mills, Inc., The Pillsbury Company and PepsiCo, Inc.

Dennis Mullen will continue to serve as Chief Executive Officer and a member of the Board of Directors until the effective date of Mr. Carley’s appointment, at which time Mr. Mullen will also resign from his board position. “We would like to thank Denny Mullen for his many contributions to Red Robin, including bringing stability to the Company in a difficult situation by his acceptance of the CEO position.  Denny’s leadership and professionalism have been important to the Company during these turbulent times,” concluded Ms. Moore.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 440 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and include statements with respect to the future appointment of Mr. Carley as CEO and a director, and the anticipated timing as to the CEO transition. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty. Please refer to the Company’s report on Form 10-K for the year ended December 27, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

ICR

Don Duffy

203-682-8215